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                                                                   Exhibit 10.41

July 25, 2002



Michael D. Lack
PO Box 9876
Rancho Santa Fe, CA 92067


Dear Mike:

         This will confirm our agreement regarding your termination of employment with Incyte Genomics, Inc. (the "Company") on January 1, 2003 (the "Termination Date").

         For purposes of the Amended and Restated Employment Agreement between you and the Company dated as of November 26, 2002, as amended by agreement effective as of July 24, 2002 (the "Employment Agreement"), your termination will be treated as a termination by the Company during the Employment Period for Good Reason, as such terms are defined in the Employment Agreement. Accordingly, the Company's obligations to you will be as set forth in Section 3(b) of the Employment Agreement, as modified and restated herein, and you shall have no further rights under the Employment Agreement, and the Company shall have no further obligation to you, except as expressly provided herein.

         As of June 14, 2002, your position as Executive Vice President and Chief Operating Officer was terminated. However, thereafter, your employment will continue until the Termination Date, during which period you will be required to perform services on a part time basis as requested by the Company. The Company will continue to pay you at the rate of $30,416.66 per month through August 31, 2002, and at the rate of $1,000 per month from September 1, 2002 through the Termination Date. You will not continue to accrue vacation or other paid time off during the period from September 1, 2002 through the Termination Date.

         Upon the Termination Date, you will be entitled to the following:

(1) Within thirty days of your Termination Date, you will be paid a cash lump sum equal to the sum of (a) your base salary earned through the Termination Date, to the extent not

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Michael D. Lack
July 25, 2002
Page 2


already paid, plus (b) $103,333.33 (which represents 8/12 of your target bonus of $155,000 for the fiscal year ended December 31, 2001, under the Company's management bonus plan) minus the portion of your target bonus for the current fiscal year paid to you before the Termination Date, plus (c) the amount of your accrued vacation or other paid time off as of the Termination Date.

(2) Within thirty days of your Termination Date, you will also be paid a cash lump sum equal to the sum of your annual base salary ($365,000), plus the amount of your bonus for the fiscal year ending 12/31/01 under the Company's management bonus plan ($240,289.68), minus the sum of $4,000.

(3) The Company will reimburse you for the cost of disability insurance coverage obtained by you, at the levels in effect under the Company's plan at the Termination Date, for eight months following the Termination Date. In addition, the Company will reimburse you for the cost of continued coverage for you and your family under COBRA (including medical, prescription, dental, vision) for eight months following termination of your coverage on the Termination Date, provided you elect to continue such coverage in accordance with the applicable procedures. The Company will also continue your employee life and group life insurance, as in effect on the Termination Date, for eight months following the Termination Date. The benefits described in this paragraph (3) shall be secondary to those provided under any other employer provided plans for which you may become eligible, and shall fulfill the Company's obligation to provide continued welfare benefits to you and your family following termination of employment pursuant to the Employment Agreement.

(4) Subject to paragraph (8) below, on the Termination Date, you will become fully vested in your stock options granted under the Company's 1991 Stock Plan. As a result, unless earlier exercised, you will have vested options to acquire 412,000 shares of common stock of the Company, which will remain exercisable through January 1, 2004. You will continue to be subject to any applicable trading restrictions under Company policy and Federal and state law.

(5) Subject to paragraph (8) below, on the Termination Date, you will become vested in 40,000 (i.e. 50%) of your restricted stock units granted under the Company's 1991 Stock Plan. Payment will be made within thirty days of the Termination Date, in accordance with and subject to the provisions of your restricted stock unit award (which may result in deferral pending applicable trading window periods).

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Michael D. Lack
July 25, 2002
Page 3


(6) The Company will provide you with outplacement services for twelve months following the Termination Date from a provider to be selected by you. A list of three national outplacement firms is attached as Schedule A hereto for your reference, although you are not obligated to select from this list.

(7) Your participation in the Company's 401(k) Plan will terminate upon your termination of employment on the Termination Date. Your benefits under the 401(k) plans will be determined in accordance with the provisions of that plan, and you will receive further information on those benefits following the Termination Date.

(8)  Release.

         You agree and acknowledge that (i) the benefits to be provided to you upon the Termination Date pursuant to paragraphs (4) and (5) of this Agreement exceed the benefits to which you would otherwise have been entitled under the Employment Agreement, (ii) such benefits are expressly conditioned upon your execution of a release, within 21 days following the Termination Date, in the following form, and (iii) the Company's obligation to provide such benefits shall not become effective until 7 days after the date of your execution and delivery of such release (the "Release Effective Date"):

                   "In consideration of the additional benefits to be provided to Michael D. Lack (the "Executive") pursuant to paragraphs (4) and (5) of the letter agreement between Executive and Incyte Genomics, Inc. (the "Company") dated as of July 25, 2002 (the "Agreement"), the sufficiency of which Executive acknowledges, Executive, on behalf of himself, his family members and his and their heirs and successors, assigns, attorneys and agents, hereby releases and forever discharges the Company, as well as its officers, attorneys, directors, employees, stockholders and agents, and their successors and assigns, and its employee pension benefit or welfare benefit plans and current and former trustees and administrators of such plans (collectively "Company Releasees") from any and all claims, contracts, liabilities, damages, expenses and causes of action, whether in law or in equity, known or unknown, which may have existed or which may now exist from the beginning of time to the Release Effective Date against one or more of the Company Releasees (collectively "Executive Claims"), to the extent such Executive Claims relate in any way directly or indirectly, in whole or in part to: the termination of Executive's position as Executive Vice President and Chief Operating Officer pursuant to the Agreement, the fact that Executive is or was an employee, officer, stockholder or agent of the Company; any services performed

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Michael D. Lack
July 25, 2002
Page 4


         by Executive for the Company; Executive's employment or non-employment by the Company; any alleged harassment or disparagement suffered by Executive during his employment at the Company; any status, term or condition of such employment; any physical or mental harm or distress arising from such termination, employment or non-employment; any claims based upon federal, state or local laws prohibiting employment discrimination, including but not limited to claims of discrimination under the Fair Employment and Housing Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, or the Employee Retirement Income Security Act of 1974; breach of contract or any other legal basis. This release also includes release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"). The ADEA requires that Executive be advised to consult with an attorney before Executive waives any claim under the ADEA. In addition, the ADEA provides Executive with at least 21 days to decide whether to waive claims under the ADEA and seven days after Executive signs this release to revoke that waiver.

                  Executive understands that various federal, state and local laws prohibit age, sex, national origin, race and other forms of employment discrimination and that these laws are enforced through the U.S. Equal Employment Opportunity Commission, and similar state and local agencies. Executive understands that if he believed that his treatment by the Company had violated any of these laws, he could consult with these agencies and file a charge with them. Instead, Executive has voluntarily decided to accept the Company's offer in the Agreement and to waive and release any and all claims he may have under such laws.

                  Nothing under in this release shall affect the Company's obligations under the Agreement, the Amended and Restated Employment Agreement between the parties effective as of November 26, 2001 (as modified by and restated in the Agreement), the Confidential Information Agreement between the parties, or the stock option and restricted stock unit agreements between the parties.

                  Executive expressly waives and relinquishes any and all rights that such party may have under Section 1542 of the California Civil Code, which reads as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS

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Michael D. Lack
July 25, 2002
Page 5


                  FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                          _____________________________

         All of your benefits will be subject to applicable withholding taxes.

         In addition, as provided in Section 7(d) of the Employment Agreement, your termination of employment shall have no effect on the continuing operation of Section 7 of that agreement.

Please confirm your agreement with the foregoing by signing and dating the enclosed duplicate copy of this letter and returning it to me.

                                    Sincerely,


                                   /s/ Paul A. Friedman
                                  ---------------------
                                  Paul A. Friedman
                                  (Name)
                                  Chief Executive Officer
                                  (Title)

ACCEPTED AND AGREED:

/s/ Michael D. Lack
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          Michael D. Lack